EXHIBIT 4.9.13

AMENDED AND RESTATED MASTER EXCHANGE AGREEMENT

dated as of January 26, 2007

among

THE HERTZ CORPORATION,

HERTZ VEHICLE FINANCING LLC,

HERTZ GENERAL INTEREST LLC,

HERTZ CAR EXCHANGE INC.

and

J.P. MORGAN PROPERTY HOLDINGS LLC

Table of Contents

		Page

ARTICLE I

Definitions

SECTION 1.01.	Definitions	2

ARTICLE II

General Exchange Provisions

SECTION 2.01.	Exchange of Property	8
SECTION 2.02.	Disposition and Transfer of Relinquished Property	9
SECTION 2.03.	Acquisition and Transfer of Replacement Property	10
SECTION 2.04.	Assignment of Agreements	10
SECTION 2.05.	Notice to Purchasers and Sellers	11
SECTION 2.06.	Direct Transfers	11
SECTION 2.07.	Matching of Relinquished and Replacement Property	11
SECTION 2.08.	Disclosure of Relationship	12
SECTION 2.09.	Exclusivity	12
SECTION 2.10.	Records	12

ARTICLE III

Identification

SECTION 3.01.	Identification of Replacement Property	12
SECTION 3.02.	Revocation of Identification	13

ARTICLE IV

Accounts

SECTION 4.01.	Accounts	13
SECTION 4.02.	Separation and Application of Funds in Joint Collection Accounts and Exchange Accounts; Proceeds from Transfer of Relinquished Property by the QI	15
SECTION 4.03.	Payment for Replacement Property	17
SECTION 4.04.	Investment of Funds in the Exchange Account	18
SECTION 4.05.	Disbursements from Account	18
SECTION 4.06.	Disbursement Occurrence	18

i

This AMENDED AND RESTATED MASTER EXCHANGE AGREEMENT (this “Agreement”) is entered into as of January 26, 2007, by and among, HERTZ CAR EXCHANGE INC., a Delaware corporation (the “QI”), J.P. MORGAN PROPERTY HOLDINGS LLC, a Delaware limited liability company (“Property Holdings”), THE HERTZ CORPORATION, a Delaware corporation (“Hertz”), HERTZ VEHICLE FINANCING LLC, a Delaware limited liability company (“HVF”) and HERTZ GENERAL INTEREST LLC, a Delaware limited liability company (“HGI”).

W I T N E S S E T H :

WHEREAS, the QI, Property Holdings, Hertz, HVF and HGI entered into a Master Exchange Agreement dated as of December 21, 2005 (the “Prior Agreement”);

WHEREAS, the QI, Property Holdings, Hertz, HVF and HGI desire to amend and restate the Prior Agreement in its entirety as set forth herein;

WHEREAS, HVF and HGI are single member limited liability companies, solely owned by Hertz, and therefore disregarded entities for purposes of the Code and the Treasury Regulations;

WHEREAS, each action taken by a Legal Entity in its individual capacity pursuant to this Agreement shall, for purposes of the Code and the Treasury Regulations, have been taken by Exchangor;

WHEREAS, Exchangor desires to exchange certain Vehicles that are held for productive use in its trade or business and that constitute Relinquished Property for other vehicles to be held for productive use in its trade or business that are like-kind to the Relinquished Property;

WHEREAS, the Relinquished Property will be sold to various buyers (each a “Buyer”) from time to time, including Manufacturers and purchasers at auctions;

WHEREAS, the Replacement Property will be purchased from time to time from various Manufacturers and vehicle dealers (each a “Seller”);

WHEREAS, it is the intention of the parties that each Exchange of Relinquished Property for Replacement Property, and the transactions related thereto, be effectuated pursuant to the terms of this Agreement;

WHEREAS, Exchangor and the QI desire and intend that the Exchanges accomplished by Exchangor and the QI under this Agreement (the “LKE Program”) satisfy the requirements of a “like kind exchange program” pursuant to Section 3.02 of Revenue Procedure 2003-39;

WHEREAS, Exchangor desires to effectuate each Exchange in a manner that will qualify as a like-kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations (the “Treasury Regulations”) promulgated thereunder (and any applicable corresponding provisions of state tax legislation) pursuant to one or more of the “safe harbors” described in Section 1.1031(k)-1(g) of the Treasury Regulations, and Revenue Procedure 2003-39;

WHEREAS, the QI is willing to act as a “qualified intermediary” within the meaning of Section 1031 of the Code and Section 1.1031(k)-1(g)(4) of the Treasury Regulations (such entity, a “Qualified Intermediary”) in order to facilitate Exchanges of Relinquished Property for Replacement Property;

WHEREAS, it is the intention of the parties to maintain Joint Collection Accounts, Exchange Accounts and Joint Disbursement Accounts so that for purposes of the Treasury Regulations Exchangor is not determined to be in actual or constructive receipt of proceeds (including any earnings thereon) from the disposition of any Relinquished Property;

WHEREAS, Exchangor and the QI desire and intend this Agreement to satisfy the requirement of a written agreement referred to in Section 1.1031(k)-1(g)(4)(iii)(B) of the Treasury Regulations with respect to the applicable Relinquished Property and the applicable Replacement Property; and

WHEREAS, each Legal Entity will continue to comply with its obligations under the Related Documents to which it is a party;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, each Legal Entity and the QI hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in Schedule I to the Base Indenture.  The following terms used in this Agreement shall have the following meanings, unless otherwise expressly provided herein:

“Accounts” shall mean any Exchange Account, any Joint Collection Account or any Joint Disbursement Account, as the context requires.

“Accession Agreement” shall have the meaning set forth in Section 6.10(d).

“Additional Subsidies” shall mean funds (other than funds that currently constitute Relinquished Property Proceeds) that Exchangor may use for the acquisition of Replacement Property and to make Non-LKE Disbursements, which include:

(i) funds on deposit in any Account that were Relinquished Property Proceeds but have not been identified to Replacement Property within the Identification Period or with respect to which any identification has been revoked or the Exchange Period has expired without acquisition of Replacement Property;

(ii) funds on deposit in any Account that were Relinquished Property Proceeds but are no longer Relinquished Property Proceeds because Exchangor has received all of the Replacement Property that was identified with respect to the related Relinquished Property Proceeds during the Identification Period for the related Exchange pursuant to Section 3.01 hereof;

(iii) funds on deposit in any Account that never were Relinquished Property Proceeds, including, among other amounts, Non-Qualified Funds, additional amounts transferred to a Joint Disbursement Account by a Legal Entity pursuant to Section 4.03(e) and any earnings on deposit in any Account that are not Qualified Earnings; and/or

(iv) funds that may be withdrawn pursuant to Section 4.06.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Automated Clearing House” shall mean a facility that processes debit and credit transactions under rules established by a Federal Reserve Bank operating circular on automated clearing house items or under rules of an automated clearing house association.

“Base Indenture” shall mean the Second Amended and Restated Base Indenture, dated as of August 1, 2006, between HVF and BNY Midwest Trust Company, as trustee, as amended, modified or supplemented from time to time.

“Business Day” shall mean any day except a Saturday, Sunday or legal holiday on which the offices of the Trustee, any Legal Entity, the QI or, with respect to any matter involving any Account, the Escrow Agent (or any successor thereto) are not open for business.

“Buyer” shall have the meaning set forth in the recitals hereto.

“Collateral Agency Agreement” means the Second Amended and Restated Collateral Agency Agreement, dated as of the date hereof, among HVF, HGI, Hertz and the Trustee, as amended, modified or supplemented from time to time.

“Disbursement Occurrence” shall have the meaning set forth in Section 4.06 hereof.

“Disqualified Person” shall have the meaning set forth in Section 6.01(k) hereof.

“Downgrade Sale” shall have the meaning set forth in Section 6.10(a) hereof.

“Electronic Funds Transfer” shall mean any funds transfer initiated by an electronic instruction, including, without limitation, any funds transfer via the Automated Clearing House system, any wire transfer via the Federal Reserve System and any funds transfer recorded on the books and records of the banking institution maintaining the relevant accounts.

“Escrow Accounts” shall mean the “Escrow Accounts” under and as defined in the Escrow Agreement.

“Escrow Agent” shall mean the “Escrow Agent” under and as defined in the Escrow Agreement.

“Escrow Agreement” shall mean that agreement by and among the Escrow Agent, each Legal Entity and the QI, dated as of the date hereof, pursuant to which one or more Exchange Accounts and Joint Disbursement Accounts shall be maintained as escrow accounts on behalf of the Legal Entities and any replacement of such agreement.

“Event of Default” shall have the meaning set forth in the GE Credit Agreement.

“Exchange” shall mean Exchangor’s transfer of Relinquished Property and Exchangor’s corresponding receipt of Replacement Property within the relevant Exchange Period with which the Relinquished Property has been matched by Exchangor that are of like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations.

“Exchange Account” shall mean any account established by the QI pursuant to the Escrow Agreement and (a) in the case of any HVF Exchange Account, maintained by the Trustee, in the joint name of the QI and the Trustee pursuant to Section 5A.1 of the Base Indenture or (b) in the case of any Hertz GE Exchange Account, maintained by the GE Collateral Agent in the joint name of the QI and the GE Collateral Agent pursuant to the provisions of the GE Credit Agreement and the GE Collateral Agreement, that (1) is used to receive Relinquished Property Proceeds and any Additional Subsidies from a Joint Collection Account, and (2) is used to provide such funds to another Exchange Account or a Joint Disbursement Account (to the extent of the funds in such Exchange Account pursuant to the Escrow Agreement).

“Exchange Period” shall mean, with respect to the Relinquished Property transferred in an Exchange, as defined in Section 1.1031(k)-1(b)(2) of the Treasury Regulations, the period beginning on the date such Relinquished Property is transferred to the QI and ending at 11:59 p.m. (New York City time) on the earlier of (a) the one hundred eightieth (180th) calendar day thereafter (irrespective of whether such day is a weekend day or a holiday) or (b) the due date (including extensions) for Exchangor’s U.S. federal income tax return for the year in which the transfer of the Relinquished Property takes place.

“Exchangor” shall mean Hertz, HVF and HGI, collectively, which are treated as a single taxpayer for purposes of the Code and the Treasury Regulations.

“GE Collateral Account” shall have the meaning assigned to the term “Collateral Account” in the GE Collateral Agreement.

“GE Collateral Agent” shall have the meaning assigned to the term “Domestic Collateral Agent” in the GE Credit Agreement.

“GE Collateral Agreement” shall mean the Domestic Guarantee and Collateral Agreement, dated as of September 29, 2006, made by Hertz and certain of its subsidiaries in favor of Gelco Corporation dba GE Fleet Services, as administrative agent and collateral agent, as amended, amended and restated, modified or supplemented or refinanced or replaced from time to time.

“GE Credit Agreement” means the Credit Agreement, dated as of September 29, 2006, among Hertz and Puerto Ricancars, Inc., as borrowers, the lenders from time to time parties thereto and Gelco Corporation dba GE Fleet Services, as administrative agent, domestic collateral agent and PRUSVI collateral agent, as amended, amended and restated modified or supplemented or refinanced or replaced from time to time.

“GE Financed Vehicle” shall mean a Vehicle that is owned by Hertz that is registered or submitted for registration in the state of Hawaii or Kansas, regardless of whether the GE Collateral Agent is the named lienholder for such Vehicle.  Buses, salvage vehicles and tow trucks shall not be deemed to be GE Financed Vehicles.

“GE Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the GE Credit Agreement.

“Hertz” shall have the meaning set forth in the preamble hereto.

“Hertz Exchange Account” shall mean any Exchange Account that receives funds from a Joint Collection Account or another Exchange Account relating to Relinquished Property Proceeds from a Vehicle that was owned by Hertz in the circumstances described in Section 4.02(a) hereof.

“Hertz GE Exchange Account” shall mean the Hertz Exchange Account maintained pursuant to the provisions of the GE Credit Agreement and the GE Collateral Agreement.

“HGI” shall have the meaning set forth in the preamble hereto.

“HGI Exchange Account” shall mean any Exchange Account that (a) receives funds from a Joint Collection Account or another Exchange Account relating to Relinquished Property Proceeds from a Vehicle that was owned by HGI in the circumstances described in Section 4.02(a) hereof and (b) may receive funds from an HVF Exchange Account or a Hertz Exchange Account in the circumstances described in Section 4.02(a) hereof.

“HVF” shall have the meaning set forth in the preamble hereto.

“HVF Exchange Account” shall mean any Exchange Account that receives funds from a Joint Collection Account or another Exchange Account relating to Relinquished Property Proceeds from a Vehicle that was owned by HVF in the circumstances described in Section 4.02(a) hereof.

“Identification Period” shall mean, with respect to the Relinquished Property transferred in an Exchange, as defined in Section 1.1031(k)-l(b)(2) of the Treasury Regulations, the period beginning on the date such Relinquished Property is transferred to the QI and ending at 11:59 p.m. (New York City time) on the forty-fifth (45th) calendar day thereafter (irrespective of whether such day is a weekend day or a holiday).

“Identified Replacement Vehicles” means vehicles that have been identified and designated as Replacement Property with respect to Relinquished Property pursuant to Section 3.01 hereof, provided such identification has not been revoked pursuant to Section 3.02 hereof.

“Independent Director” shall mean a Person who is not, and during the previous five years was not (i) a stockholder, member, partner, director, officer, employee, affiliate, associate, creditor or independent contractor of Owner or any of its affiliates or associates (excluding, however, any service provided by a Person engaged as an “independent” manager or director, as the case may be) or (ii) a Person owning directly or beneficially any outstanding shares of common stock of Owner or any of its affiliates, or a stockholder, director, officer, employee, affiliate, associate, creditor or independent contractor of such beneficial owner or any of such beneficial owner’s affiliates or associates, or (iii) a member of the immediate family of any Person described above.

“Joint Collection Account” shall mean any account maintained by the Collateral Agent, in the joint name of the QI and the Collateral Agent (as a Collateral Account) pursuant to Section 2.5(a) of the Collateral Agency Agreement that (1) processes funds collected on behalf of each Legal Entity, (2) is used for identification and subsequent separation of the portion of such funds attributable to receipts of Hertz, HVF, and HGI and (3) is used to separate Relinquished Property Proceeds from Additional Subsidies.

“Joint Disbursement Account” shall mean an account as defined in Section 5.02 of Revenue Procedure 2003-39 (1) that is used to receive Relinquished Property Proceeds from an Exchange Account and any Additional Subsidies from whatever source, and (2) which may be used to disburse Relinquished Property Proceeds and Additional Subsidies in order to acquire Replacement Property and to disburse Additional Subsidies to make Non-LKE Disbursements.

“Legal Entity” shall mean each of Hertz, HVF or HGI, individually.

“Licensed Trademark” shall have the meaning set forth in Section 6.10(a) hereof.

“Licensed Services” shall have the meaning set forth in Section 6.10(a) hereof.

“Material Action” shall mean any action described in clauses (i) through (iii) of Section 8(a) of the QI’s certificate of incorporation.

“LKE Program” shall have the meaning set forth in the recitals hereto.

“Non-LKE Disbursements” shall mean disbursements for items other than the acquisition of Replacement Property (including the acquisition of non-Replacement Property and any fees, expenses or other costs required to be paid pursuant to Section 7.02 hereof) that are funded solely with Additional Subsidies.

“Non-Qualified Funds” shall mean all amounts that are deposited into the Joint Collection Accounts that are not Relinquished Property Proceeds.

“Owner” shall mean Property Holdings, or any other entity that acquires all of the issued and outstanding shares of the QI pursuant to Section 6.10 hereof.

“Qualified Earnings” shall mean, with respect to any Relinquished Property, the earnings received on the Relinquished Property Proceeds from such Relinquished Property that have been held in an Escrow Account for a period not exceeding the Exchange Period for such Relinquished Property.

“Qualified Intermediary” shall have the meaning set forth in the recitals hereto.

“QI” shall have the meaning set forth in the preamble hereto.

“QI Indemnitee” shall have the meaning set forth in Section 5.02(a) hereof.

“QI Parent Downgrade Event” shall mean, on any date of determination, either (i) JPMorgan Chase Bank, N.A. (or any entity that becomes the ultimate parent of the QI) shall have a short-term credit rating of below “A-1+” from S&P or below “P-1” from Moody’s or (ii) if at any time JPMorgan Chase Bank, N.A. (or any entity that becomes the ultimate parent of the QI) does not have a short-term credit rating, JPMorgan Chase Bank, N.A. (or any entity that is a successor to JPMorgan Chase Bank, N.A. as the ultimate parent of the QI) shall have a long-term credit rating of below “AA-” from S&P or below “Aa3” from Moody’s.

“Relinquished Property” shall mean certain vehicles used in Exchangor’s business and qualifying as “relinquished property” within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations, which have been identified as such in a written notice delivered by a Legal Entity pursuant to Section 2.05 hereof to each other party to the applicable Relinquished Property Agreement of the assignment of such Relinquished Property Agreement to the QI.

“Relinquished Property Agreement” shall mean any agreement relating to the sale or other disposition of Relinquished Property, including but not limited to each Manufacturer Program relating to Relinquished Property of a Legal Entity, each agreement arising from the exercise by a Legal Entity of its right to sell a Vehicle that is Relinquished Property to a Manufacturer pursuant to the terms of its Manufacturer Program and each agreement by a Legal Entity to sell a Vehicle that is Relinquished Property to any third party otherwise than pursuant to a Manufacturer Program.

“Relinquished Property Proceeds” shall mean, funds derived from or otherwise attributable to the transfer of Relinquished Property, including any Qualified Earnings thereon, and excluding earnings thereon that do not constitute Qualified Earnings.

“Replacement Property” shall mean certain vehicles that are like-kind, as defined in Sections 1.1031(a)-1(b) and 1.1031(a)-2 of the Treasury Regulations, to the Relinquished Property and held for productive use, as described in Section 1.1031(a)-1 of the Treasury Regulations, in connection with Exchangor’s business operations and qualifying as “replacement property” within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations.

“Replacement Property Acquisition Cost” shall mean, with respect to a Replacement Property, the amount of consideration required to be paid to the Seller of such Replacement Property under any related Replacement Property Agreement.

“Replacement Property Agreement” shall mean any agreement (including an obligation of HGI) relating to the acquisition of Replacement Property, including but not limited to each agreement by HGI to purchase a vehicle which is Replacement Property from a Manufacturer or a vehicle dealer, whether such agreement to purchase arises under a Manufacturer Program or otherwise.

“Rights” shall mean (1) with respect to any Relinquished Property, each Legal Entity’s rights in a Relinquished Property Agreement (but not its obligations), as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iv) and (v), to sell the Relinquished Property and (2) with respect to any Replacement Property, each Legal Entity’s rights in a Replacement Property Agreement (but not its obligations), as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iv) and (v), to acquire the Replacement Property.

“S&P” shall mean Standard and Poor’s Rating Service or any successor thereto.

“Safe Harbor” shall mean any one or more of the safe harbors described in Section 1.1031(k)-1(g) of the Treasury Regulations and any one or more of the safe harbor provisions of Revenue Procedure 2003-39.

“Sale Notice” shall have the meaning set forth in Section 6.10(a) hereof.

“Seller” shall have the meaning set forth in the recitals hereto.

“Start Date” shall mean the date on which Exchangor begins exchanging vehicles in the applicable LKE Program.

“Termination Date” shall have the meaning set forth in Section 7.01(a) hereof.

“Treasury Regulations” shall have the meaning set forth in the recitals hereto.

“Vehicle” shall mean a “Vehicle” (as defined in Schedule I to the Base Indenture) or a passenger automobile, light-duty truck, bus or tow truck which is owned by Hertz, as applicable.

ARTICLE II

General Exchange Provisions

SECTION 2.01.  Exchange of Property.  (a)  In accordance with the terms of this Agreement, the QI agrees to transfer Relinquished Property to a Buyer, pursuant to the terms of Section 2.02 hereof, and to subsequently acquire Replacement Property of a like-kind from a Seller pursuant to the terms of Section 2.03 hereof in transactions intended to qualify as exchanges under Section 1031 of the Code.

(b)  No transfer by a Legal Entity of Relinquished Property pursuant to this Agreement shall be made unless each of the following conditions are satisfied:  (u) the Escrow Agreement shall be in effect; (v) no Manufacturer Event of Default with respect to the Manufacturer Program pursuant to which such Relinquished Property is intended to be transferred pursuant to this Agreement shall have occurred and be continuing at the time of such transfer; (w) in connection with the transfer of any Program Vehicle pursuant to an Eligible Manufacturer Program, the applicable Legal Entity shall have contracted to sell such Program Vehicle pursuant to such Eligible Manufacturer Program (the Manufacturer party to which shall have consented to the purchase and sale of Vehicles by the QI pursuant to an Assignment Agreement, which consent shall not have been revoked) and shall have directed the QI to sell such Program Vehicle pursuant to such Eligible Manufacturer Program on the date such Program Vehicle becomes Relinquished Property pursuant to this Agreement; (x) on the date of any transfer of any Vehicle to the QI, the only obligations or liabilities, if any, secured by such Vehicle are obligations or liabilities arising under the Related Documents, the GE Credit Agreement, the GE Collateral Agreement or the other GE Loan Documents; (y) solely with respect to (i) a proposed transfer by HVF of Relinquished Property pursuant to this Agreement or (ii) a proposed transfer by Hertz of Relinquished Property with respect to a GE Financed Vehicle pursuant to this Agreement, as of the date of any such transfer, a QI Parent Downgrade Event shall not have occurred and continued unremedied for a period of seven calendar days (ending at 11:59 p.m. on such seventh day) prior to such date (unless such QI Parent Downgrade Event has been remedied) and (z) on the date of any such transfer, the following statements shall be true:  (i) solely with respect to a proposed transfer by HVF of Relinquished Property pursuant to this Agreement, no Potential Amortization Event or Amortization Event and no Liquidation Event of Default or Limited Liquidation Event of Default has occurred and is continuing or would result from the making of such transfer, (ii) solely with respect to a proposed transfer by Hertz of Relinquished Property with respect to a GE Financed Vehicle pursuant to this Agreement, no Event of Default has occurred and is continuing or would result from the making of such transfer, (iii) the Termination Date has not occurred and (iv) the representations and warranties of the QI in Article VI hereof are true and correct on and as of such date and shall be deemed to have been made on and as of such date with the same effect as though made on and as of such date.  In connection with any such transfer of Relinquished Property, (A) the applicable Legal Entity, by making such transfer, shall be deemed to have represented and warranted to the effect set forth in clauses (z)(i), (ii) and (iii) above, and (B) the QI shall be deemed to have represented and warranted to the effect set forth in clause (z)(iv) above.

SECTION 2.02.  Disposition and Transfer of Relinquished Property.  Each Legal Entity has entered, and/or from time to time may enter, into one or more Relinquished Property Agreements with one or more Buyers for the sale of Relinquished Property.  In connection with each Exchange, the applicable Legal Entity shall, in accordance with Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations:  (a) assign to the QI all of its Rights with respect to such Relinquished Property under the applicable Relinquished Property Agreements in accordance with Section 2.04 hereof, such assignment to be made without recourse to the QI (and the QI agrees to accept such assignments); (b) notify all parties to the applicable Relinquished Property Agreements in writing of the assignment in accordance with Section 2.05 prior to or concurrent with the date of transfer of the Relinquished Property to the applicable Buyer, and (c) transfer its interest in the Relinquished Property to the applicable Buyer pursuant to the applicable Relinquished Property Agreements.

SECTION 2.03.  Acquisition and Transfer of Replacement Property.  HGI has entered, and/or from time to time may enter, into one or more Replacement Property Agreements with one or more Sellers for the purchase of Replacement Property.  In connection with each Exchange, HGI shall, in accordance with Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations:  (a) assign to the QI all of its Rights with respect to such Replacement Property under the applicable Replacement Property Agreements in accordance with Section 2.04 hereof, any such assignment to be made without recourse to the QI (and the QI agrees to accept such assignments); (b) notify all parties to the applicable Replacement Property Agreement in writing of the assignment in accordance with Section 2.05 prior to or concurrent with the date of transfer of the Replacement Property from the applicable Seller, and (c) receive an ownership interest in the Replacement Property from the applicable Seller pursuant to the applicable Replacement Property Agreement.

SECTION 2.04.  Assignment of Agreements.

(a)  Existing Agreements.  Each Legal Entity hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, such Legal Entity’s Rights, but not its obligations, under each related Relinquished Property Agreement to which such Legal Entity is a party as of the date hereof, such assignment to be effective only upon such Legal Entity’s transfer of such Relinquished Property pursuant to Section 2.02 hereof and only with respect to such Relinquished Property, and the QI hereby agrees to accept such assignment, solely in its capacity as Exchangor’s Qualified Intermediary.  HGI hereby assigns to the QI, solely in the QI’s capacity as Exchangor’s Qualified Intermediary, HGI’s Rights, but not its obligations, under each related Replacement Property Agreement to which HGI is a party as of the date hereof with respect to such Replacement Property, and the QI hereby accepts such assignment, solely in its capacity as Exchangor’s Qualified Intermediary.

(b)  New Agreements.  Each Legal Entity hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, such Legal Entity’s Rights, but not its obligations, under each related Relinquished Property Agreement that it enters into after the date of this Agreement, such assignment to be effective only upon such Legal Entity’s transfer of such Relinquished Property pursuant to Section 2.02 hereof and only with respect to such Relinquished Property.  HGI hereby assigns to the QI, solely in the QI’s capacity as Qualified Intermediary, HGI’s Rights, but not its obligations, under each Replacement Property Agreement that it enters into after the date of this Agreement with respect to such Replacement Property.  Unless otherwise agreed by the parties, each Legal Entity shall make available to the QI a report of daily activity listing such new agreements into which it entered during the period covered by such report.  The QI shall and hereby does accept each assignment pursuant to this Section 2.04(b) from each Legal Entity, solely in its capacity as Exchangor’s Qualified Intermediary.

(c)  Revocation of, or Change in, Assignment.  (i) By notice to the QI, each Legal Entity may revoke its assignment to the QI of its Rights with respect to any Replacement Property identified in such notice.  (ii) By notice to the QI, each Legal Entity may cease assigning to the QI such Legal Entity’s Rights pursuant to this Section 2.04 with respect to any of its Relinquished Property identified in such notice and any related Relinquished Property Agreement, if then in existence, whereupon the property identified in such notice shall cease to be Relinquished Property and any related agreement shall cease to be a Relinquished Property

Agreement to the extent related to the property specified in such notice.  (iii) Not later than the Termination Date specified in any notice of termination delivered pursuant to Section 7.01(a) hereof or the Special Termination Date specified in Section 7.01(b) hereof, the applicable Legal Entity or all the Legal Entities, in the case of the occurrence of the Special Termination Date, shall cease assigning to the QI its Rights with respect to any Relinquished Property arising on or after such date.  Any such notices shall only be effective with respect to property transferred or received after the date on which such notice is given.

(d)  Safe Harbor.  For purposes of the Code and the Treasury Regulations, each assignment to the QI made by a Legal Entity pursuant to this Section 2.04 is made by Exchangor pursuant to the assignment Safe Harbor set forth in Section 6.02 of Revenue Procedure 2003-39 and, except as may be otherwise required by applicable law, shall be effective when provided in Section 2.04(a) or 2.04(b) hereof, as applicable, without the need for any further actions other than those provided in Sections 2.01, 2.02, 2.03, 2.04(a) and 2.04(b) hereof by a Legal Entity or the QI with respect to the transfer of any Relinquished Property or any Replacement Property.

(e)  Limitation on Rights Transferred to QI.  Each of the parties hereto agrees and acknowledges that any assignment to the QI hereunder shall not give the QI any rights under any Relinquished Property Agreement to which any Legal Entity is a party relating to the disposition of a Vehicle except the Rights in respect of a Vehicle that becomes Relinquished Property.  The QI hereby acknowledges that it shall have no interest in any Relinquished Property Agreement with respect to any Vehicle that is not Relinquished Property.

SECTION 2.05.  Notice to Purchasers and Sellers.  Each Legal Entity represents and agrees that it will provide notice, on or before the date of the relevant transfer of property, to each other party to any Relinquished Property Agreement or any Replacement Property Agreement with respect to which any of its Rights thereunder have been assigned to the QI that such Legal Entity’s Rights in such Relinquished Property Agreement or such Replacement Property Agreement, as the case may be, have been assigned, to the extent set forth herein, to the QI, as its Qualified Intermediary.

SECTION 2.06.  Direct Transfers.  For purposes of this Agreement, the QI shall be considered to have (1) acquired Relinquished Property from Exchangor and transferred it to the Buyer thereof in each case where such Relinquished Property is in fact transferred by a Legal Entity directly to such Buyer pursuant to the relevant Relinquished Property Agreement in accordance with Section 2.02 hereof, and (2) acquired Replacement Property from the Seller thereof and transferred it to Exchangor in each case where the Replacement Property is in fact transferred by such Seller to HGI pursuant to the relevant Replacement Property Agreement in accordance with Section 2.03 hereof, in each case as provided by Sections 1.1031(k)-1(g)(4)(iv) and (v) of the Treasury Regulations.

Each Legal Entity and the QI agree that the QI shall not (1) take possession of, (2) hold legal title to, or (3) be the registered owner of, any Relinquished Property or Replacement Property.

SECTION 2.07.  Matching of Relinquished and Replacement Property.  Exchangor shall match Replacement Property with Relinquished Property for each Exchange on its books and records in accordance with Section 1.1031(a)-2 of the Treasury Regulations and the Safe Harbor set forth in Sections 4.01 and 4.02 of Revenue Procedure 2003-39.

SECTION 2.08.  Disclosure of Relationship.  Each Legal Entity acknowledges and agrees that the QI shall have the right to disclose the relationships set forth in this Agreement to any Seller, Buyer or other person and that the QI is, and is acting in the sole capacity as, Exchangor’s Qualified Intermediary.

SECTION 2.09.  Exclusivity.  Except as permitted under this Agreement and the Escrow Agreement, the QI agrees that it will not enter into any agreements or conduct any transactions or other business other than agreements, transactions or business with the Legal Entities pursuant to agreements between such Legal Entities and the QI, or any transactions directly ancillary thereto.

SECTION 2.10.  Records.  The QI agrees that it will monitor and keep detailed and accurate records of the transactions carried out pursuant to this Agreement, including the dollar amounts involved in each of such transactions.  Such records shall include information concerning the date of each transfer of Relinquished Property to a Buyer and the date of each receipt of Replacement Property from a Seller.  Such records shall be maintained in accordance with recognized accounting practices and in such a manner so as they may be readily audited.  All such records will be available for inspection by the Collateral Agent, the GE Collateral Agent, the Trustee, each Enhancement Provider and each Legal Entity, or its designated representatives, upon such Legal Entity’s request, at reasonable, mutually agreeable times, while this Agreement remains in force.  After expiration, termination or cancellation of this Agreement, at the applicable Legal Entity’s expense (which expenses shall be reasonable and approved by such Legal Entity), the QI shall continue to maintain such records, and to allow such Legal Entity to audit or inspect the records, until such time as such Legal Entity notifies the QI that the records are no longer required.  The QI shall cooperate with the applicable Legal Entity, or its designated representatives, in the conduct of any such inspection.  Notwithstanding anything set forth above, unless otherwise requested by a Legal Entity, the records relating to any particular day’s activities may be destroyed at any time, upon 10 Business Days’ prior written notice to the applicable Legal Entity, after the date which is ten (10) years from the date such record was originated.

ARTICLE III

Identification

SECTION 3.01.  Identification of Replacement Property.  Any Legal Entity may, at any time during the Identification Period, with respect to an Exchange, by written notice to the QI, signed by such Legal Entity and sent to the QI in any manner prescribed by Section 1.1031(k)-1(c)(2) of the Treasury Regulations, identify and designate the Replacement Property with respect to the Relinquished Property transferred in such Exchange; provided, however, that (a) HVF shall not so identify and designate Replacement Property (i) after 11:59 p.m. on the seventh calendar day after the occurrence of a QI Parent Downgrade Event that continues unremedied at such time, unless such QI Parent Downgrade Event has been remedied or (ii) after the occurrence of an Amortization Event with respect to any Series of Notes or an

Event of Termination pursuant to the Purchase Agreement; (b) Hertz shall not so identify and designate Replacement Property with respect to GE Financed Vehicles (i) after 11:59 p.m. on the seventh calendar day after the occurrence of a QI Parent Downgrade Event that continues unremedied at such time, unless such QI Parent Downgrade Event has been remedied or (ii) after the occurrence of an Event of Default that continues unremedied at such time; and (c) no Legal Entity shall so identify and designate Replacement Property after the Special Termination Date.  The Legal Entities shall only designate Replacement Property that is like-kind to such Relinquished Property, as defined in Sections 1.1031(a)-(b) and 1.1031(a)-2 of the Treasury Regulations.  The Legal Entities shall identify as Replacement Property either (a) no more than three vehicles in the aggregate or (b) any number of vehicles whose aggregate fair market value does not exceed 200% of the aggregate fair market value of the related Relinquished Property involved in such Exchange.

SECTION 3.02.  Revocation of Identification.  (a)  Any identification by a Legal Entity pursuant to Section 3.01 hereof may be revoked by written notice from any Legal Entity to the QI prior to the end of the Identification Period.

(b)  Upon the occurrence of an Amortization Event with respect to any Series of Notes or an Event of Termination pursuant to the Purchase Agreement, any identification pursuant to Section 3.01 with respect to Relinquished Property of HVF which can be revoked pursuant to Section 3.02(a) shall be revoked; and upon the occurrence of an Event of Default, any identification pursuant to Section 3.01 with respect to Relinquished Property of Hertz with respect to GE Financed Vehicles which can be revoked pursuant to Section 3.02(a) shall be revoked.

(c)  If a QI Parent Downgrade Event shall have occurred and continues unremedied at 11:59 p.m. on the seventh calendar day after the occurrence of such event, any identification pursuant to Section 3.01 with respect to Relinquished Property of HVF or Relinquished Property of Hertz with respect to GE Financed Vehicles which can be revoked pursuant to Section 3.02(a) shall be revoked.

(d)  Hertz will give the QI written notice of the occurrence of an Amortization Event with respect to any Series of Notes, an Event of Termination pursuant to the Purchase Agreement, an Event of Default or a QI Parent Downgrade Event promptly after Hertz becomes aware of the occurrence of such event.

ARTICLE IV

Accounts

SECTION 4.01.  Accounts.  (a)  Each Legal Entity and the QI shall enter into the Escrow Agreement with the QI and the Escrow Agent, pursuant to which the Legal Entities and the QI shall maintain one or more Exchange Accounts and Joint Disbursement Accounts, at Bank of New York or JPMorgan Chase Bank, N.A.  One or more Joint Collection Accounts have been or will be established and will be maintained by the Collateral Agent in accordance with Section 2.5 of the Collateral Agency Agreement; one or more HVF Exchange Accounts have been or will be established and will be maintained by the Trustee in accordance with

Section 5A.1 of the Base Indenture, each in the name of “BNY Midwest Trust Company, as Trustee, and Hertz Car Exchange Inc., as Qualified Intermediary for HVF”; and one or more Hertz GE Exchange Accounts have been or will be established and will be maintained by the GE Collateral Agent in accordance with the provisions of the GE Credit Agreement and the GE Collateral Agreement, each in the name of “Gelco Corporation dba GE Fleet Services, as Collateral Agent, and Hertz Car Exchange, Inc., as Qualified Intermediary for Hertz”.  All such Accounts shall be operated in accordance with the terms of this Agreement, the Collateral Agency Agreement, the Base Indenture, the GE Credit Agreement and the GE Collateral Agreement, as applicable.  If any Joint Collection Account is not maintained in accordance with Section 2.5 of the Collateral Agency Agreement, then within ten (10) Business Days of obtaining knowledge of such fact, the Collateral Agent and the QI shall establish a new Joint Collection Account which complies with such section and transfer into the new Joint Collection Account all funds from the old Joint Collection Account.  If any HVF Exchange Account is not maintained in accordance with Section 5A.1 of the Base Indenture, then within ten (10) Business Days of obtaining knowledge of such fact, the Trustee and the QI shall establish a new HVF Exchange Account which complies with such section and transfer into the new HVF Exchange Account all funds from the old HVF Exchange Account.  If any Hertz GE Exchange Account is not maintained in accordance with the provisions of the GE Credit Agreement and the GE Collateral Agreement, then within ten (10) Business Days of obtaining knowledge of such fact, the GE Collateral Agent and the QI shall establish a new Hertz GE Exchange Account which complies with such provisions and transfer into the new Hertz GE Exchange Account all funds from the old Hertz GE Exchange Account.

(b)  The Joint Collection Accounts are intended to facilitate the orderly and efficient collection of proceeds from the disposition of the Relinquished Property, including the collection of all Relinquished Property Proceeds, and to allow (1) the identification and subsequent separation of the portion of such funds attributable to Vehicles disposed of by Hertz, HVF or HGI and (2) the further identification and subsequent separation of the portion of such funds of each Legal Entity that are Relinquished Property Proceeds of such Legal Entity from the portion of such funds that are Non-Qualified Funds of such Legal Entity.  All proceeds received from Buyers by or on behalf of the QI or a Legal Entity in respect of sales of Relinquished Property shall be immediately deposited in a Joint Collection Account.

(c)  The Exchange Accounts are intended (i) to receive all Relinquished Property Proceeds and (ii) (A) in the case of an HVF Exchange Account or a Hertz Exchange Account, to provide Relinquished Property Proceeds to an HGI Exchange Account upon the purchase of a vehicle by Hertz or HVF from HGI and (B) in the case of an HGI Exchange Account, to provide Relinquished Property Proceeds to the Joint Disbursement Accounts.

(d)  The Joint Disbursement Accounts are intended to facilitate the orderly and efficient disbursement of funds to the Sellers, including the disbursement of all funds relating to the acquisition of Replacement Property under the LKE Program.

(e)  Pursuant to the Escrow Agreement, Relinquished Property Proceeds held by the QI on behalf of a Legal Entity in (i) an HVF Exchange Account shall be invested in Permitted Investments, (ii) a Hertz GE Exchange Account shall be invested in Cash Equivalents (as defined in the GE Credit Agreement) or (iii) any other Exchange Account shall be invested as directed by Hertz or HGI, in each case, until such funds are used, in the case of Hertz or HVF, to fund an HGI Account upon the purchase of a vehicle from HGI, and in the case of HGI, to fund a Joint Disbursement Account, as the case may be.

(f)  All Relinquished Property Proceeds (and any earnings thereon), whether in a Joint Collection Account, a Joint Disbursement Account or an Exchange Account, shall be held subject to Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) of the Treasury Regulations, including the restrictions on Exchangor’s right to receive, pledge, borrow, or otherwise obtain the benefits of Relinquished Property Proceeds and Qualified Earnings thereon held by the QI.  Subject to the limitation that each Legal Entity shall have no right to receive, pledge, borrow, or otherwise obtain the benefits of Relinquished Property Proceeds or the Qualified Earnings thereon held by either the QI or the bank maintaining the account where such Relinquished Property Proceeds are on deposit, Relinquished Property Proceeds may be withdrawn from any Exchange Account or Joint Disbursement Account upon a Disbursement Occurrence with respect to the related Relinquished Property.  Upon any Disbursement Occurrence, the QI shall, at such time and in satisfaction of the QI’s remaining obligations under this Agreement as to the related Exchange with respect to such Disbursement Occurrence, have the bank maintaining the Account where the applicable funds are on deposit pay any remaining amount relating to such Exchange, including without limitation accumulated interest as to such Exchange in any Exchange Account, to, or as directed by, the Legal Entities; provided that in the case of HVF, such amount shall be paid to the Collection Account.

SECTION 4.02.  Separation and Application of Funds in Joint Collection Accounts and Exchange Accounts; Proceeds from Transfer of Relinquished Property by the QI.

(a)  Identification of Funds.  On each Business Day, (i) each Legal Entity shall: (1) identify funds in the Joint Collection Accounts as of such Business Day which constitute Non-Qualified Funds with respect to such Legal Entity and direct the QI to immediately transfer such funds to (A) in the case of Non-Qualified Funds of HVF, the Collection Account, (B) in the case of Non-Qualified Funds of Hertz with respect to GE Financed Vehicles, the GE Collateral Account and (C) in the case of other Non-Qualified Funds of Hertz or Non-Qualified Funds of HGI, to such other account as shall be specified by the applicable Legal Entity; (2) initiate on such Business Day proposed Electronic Funds Transfers from the Joint Collection Accounts in order to transfer funds in the Joint Collection Accounts as of such Business Day which constitute Relinquished Property Proceeds with respect to Relinquished Property transferred by such Legal Entity to the applicable Exchange Account and (3) notify the QI and (A) in the case of transfers to the Collection Account or an HVF Exchange Account, the Trustee or (B) in the case of transfers to the GE Collateral Account or a Hertz GE Exchange Account, the GE Collateral Agent of such proposed transfers and (ii) each Legal Entity shall:  (1) identify funds in the Exchange Accounts as of such Business Day which constitute Non-Qualified Funds with respect to such Legal Entity and direct the QI to immediately transfer such funds to (A) in the case of Non-Qualified Funds of HVF, the Collection Account, (B) in the case of Non-Qualified Funds of Hertz with respect to GE Financed Vehicles, the GE Collateral Account and (C) in the case of other Non-Qualified Funds of Hertz and Non-Qualified Funds of HGI, to such other account as shall be specified by the applicable Legal Entity; (2) initiate on such Business Day proposed Electronic Funds Transfers from (x) an Exchange Account in order to transfer funds in such Exchange Account as of such Business Day which constitute Relinquished Property Proceeds with respect to Relinquished Property transferred by a Legal Entity (but which funds were previously transferred to the Exchange Account of a different Legal Entity) to the applicable Exchange Account, provided that, in the case of an HVF Exchange Account, no Aggregate Asset Amount Deficiency exists or would result therefrom, and (y) a Hertz Exchange Account or an HVF Exchange Account in order to transfer funds in such Exchange Account as of such Business Day which constitute Relinquished Property Proceeds with respect to Relinquished Property transferred by such Legal Entity hereunder to an HGI Exchange Account upon the purchase of a vehicle by Hertz or HVF from HGI and (3) notify the QI and, in the case of a transfer from an HVF Exchange Account, the Trustee or, in the case of a transfer from a Hertz GE Exchange Account, the GE Collateral Agent of such proposed transfers.

(b)  Approval of Certain Transfers.  If upon notification to the QI of the proposed Electronic Funds Transfers of Relinquished Property Proceeds pursuant to clause (i)(2) or (ii)(2) of Section 4.02(a) hereof, the QI approves of such proposed Electronic Funds Transfers, the QI agrees to take, within one hour of the receipt of such notification of transfers, all appropriate actions needed to approve and transmit such transfers.  If the QI does not approve of any of such proposed Electronic Funds Transfers of Relinquished Property Proceeds, the QI shall immediately notify (1) the applicable Legal Entity, and (A) in the case of Relinquished Property Proceeds of HVF, the Trustee or (B) in the case of Relinquished Property Proceeds of Hertz with respect to the GE Financed Vehicles, the GE Collateral Agent, and (2) the banking institution maintaining the applicable Joint Collection Account or Exchange Account via telephone or fax (any such notice given by telephone to be confirmed in writing), of the disapproval and the reasons for such disapproval.  The QI shall cause the bank maintaining the Joint Collection Accounts and Exchange Accounts to accept the instructions of the applicable Legal Entity to make each Electronic Funds Transfer described in Section 4.02(a) hereof that is subsequently approved by the QI pursuant to this Section 4.02(b) hereof.

(c)  Ownership of Funds; Restricted Transfers.  Each of the Legal Entities and the QI hereby acknowledge and agree that it is the intent of the parties hereto that funds deposited into the Joint Collection Accounts, Exchange Accounts and Joint Disbursement Accounts and funds held in accounts maintained by the Escrow Agent shall be used solely to enable the QI to perform its obligations hereunder to acquire Replacement Property and shall not be considered part of the QI’s general assets nor subject to claims by the QI’s creditors.

(d)  Non-Qualified Funds.  The QI shall apply any Non-Qualified Funds, or shall cooperate with each Legal Entity for purposes of executing any authorization to cause any Non-Qualified Funds to be applied, as directed by the applicable Legal Entity pursuant to clause (i)(1) or (ii)(1) of Section 4.02(a) hereof.

(e)  Effectuation of Transfer.  On each Business Day, the QI shall cause the bank maintaining each Joint Collection Account or Exchange Account to cause the amount, if any, set forth in the instructions described in Section 4.02(a)(i) or (a)(ii) hereof, to be transferred from such Joint Collection Account to the applicable Exchange Account.  The QI hereby agrees that it shall not approve any transfer of Relinquished Property Proceeds from the Joint Collection Accounts to any account other than an Exchange Account.  HVF shall provide notice to the Trustee of any transfer from (i) a Joint Collection Account to the Collection Account or an HVF Exchange Account and (ii) an HVF Exchange Account to an HGI Exchange Account.

SECTION 4.03.  Payment for Replacement Property.

(a)  Reports.  On each Business Day, HGI shall provide the QI with a report with respect to each Joint Disbursement Account setting forth for such day (1) the aggregate Replacement Property Acquisition Cost expected to be disbursed from such Joint Disbursement Account, (2) the aggregate amount to be transferred to such Joint Disbursement Account from an HGI Exchange Account, if any, to fund such aggregate Replacement Property Acquisition Cost, (3) the amount (if any) to be transferred to such Joint Disbursement Account from any other source to fund such aggregate Replacement Property Acquisition Cost, (4) the aggregate amount (if any) to be transferred to such Joint Disbursement Account from any other account, to fund disbursements not related to the LKE Program, and (5) adjustments, if any, to amounts previously funded from an HGI Exchange Account.

(b)  Funding by the QI.  On each Business Day, HGI shall initiate a series of proposed Electronic Funds Transfers in order to withdraw from an HGI Exchange Account and transfer to one or more Joint Disbursement Accounts on such day amounts to fund the aggregate Replacement Property Acquisition Cost on such day in accordance with the report delivered pursuant to Section 4.03(a) hereof and shall notify the QI of such proposed Electronic Funds Transfers.  If upon such notification of the proposed Electronic Funds Transfers the QI approves of the proposed Electronic Funds Transfers, the QI agrees to take, within one hour of the receipt of such notification, all appropriate actions needed to approve and transmit such transfers.  If the QI does not approve of any of such proposed Electronic Funds Transfers, the QI shall immediately notify HGI, via telephone or fax (any such notice given by telephone to be confirmed in writing), of the disapproval and the reasons for such disapproval.  The QI shall cause the bank maintaining each Joint Disbursement Account to accept the instructions of HGI to make each Electronic Funds Transfer described above that is subsequently approved by the QI.

(c)  Shortfalls in Funding.  If, for any reason, the sum of the amounts proposed to be transferred from an HGI Exchange Account to a Joint Disbursement Account for the purchase of Replacement Property on any Business Day exceeds the total amount of funds in such Exchange Account available for such purpose on such Business Day, including any funds earned from the investment of funds held in such Exchange Account pursuant to the Escrow Agreement, the QI shall promptly notify HGI of such shortfall, and the amounts to be transferred to a Joint Disbursement Account from such HGI Exchange Account on such Business Day to fund the aggregate Replacement Property Acquisition Cost shall be reduced by the amount of such shortfall.

(d)  Effectuation of Transfers.  On each Business Day, the QI shall cause the bank maintaining each Exchange Account to cause the amounts, if any, set forth in the instructions described in Section 4.03(b) hereof, reduced, if necessary, as described in Section 4.03(c) hereof, to be transferred from the applicable Exchange Account to the applicable Joint Disbursement Account.

(e)  Funding by Exchangor.  In the event that the aggregate funds transferred from an HGI Exchange Account to the Joint Disbursement Accounts on any Business Day are insufficient to fund all Replacement Property Acquisition Costs and Non-LKE Disbursements to be made from each Joint Disbursement Account on such day, the QI shall promptly notify HGI of such shortfall, and HGI may transfer Additional Subsidies to the applicable Joint Disbursement Account in an amount sufficient for the QI to acquire the Replacement Property and make such Non-LKE Disbursements.  The QI shall not be required to pay Replacement Property Acquisition Costs or make Non-LKE Disbursements for which sufficient funds are not available.

SECTION 4.04.  Investment of Funds in the Exchange Account.

(a)  Investment of Funds.  On each Business Day, all funds in the Exchange Accounts shall be invested in accordance with the terms of Section 4.01(e) and the Escrow Agreement.  Each Legal Entity shall provide the QI instructions from time to time in accordance with the Escrow Agreement setting forth the manner in which such funds shall be invested.

(b)  Interest Reporting.  Each Legal Entity and the QI acknowledge and agree that the income earned on funds invested pursuant to the Escrow Agreement will be attributed to Exchangor for income tax purposes.

SECTION 4.05.  Disbursements from Account.  All Relinquished Property Proceeds shall be held subject to the terms of this Agreement (including, without limitation, the terms of Section 4.01(f) and, following any transfer of such Relinquished Property Proceeds to an Exchange Account or a Joint Disbursement Account in accordance with the terms hereof, the Escrow Agreement.

SECTION 4.06.  Disbursement Occurrence.  All Relinquished Property Proceeds and Additional Subsidies shall be held subject to the terms of this Agreement, the Escrow Agreement, the Collateral Agency Agreement, and, in the case of Relinquished Property Proceeds and Additional Subsidies with respect to GE Financed Vehicles, the GE Credit Agreement and the GE Collateral Agreement.  In particular, all Relinquished Property Proceeds (and any Qualified Earnings thereon) shall be held subject to Treasury Regulations Sections 1.1031(k)-1(g)(4)(ii) and (g)(6).  Without limiting the foregoing, Exchangor’s rights to receive, pledge, borrow, or otherwise obtain the benefits of any Relinquished Property Proceeds (whether in the form of money or other property) and any Qualified Earnings thereon are expressly limited as provided in Treasury Regulations Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6).  Exchangor shall have no right to receive, pledge, borrow, or otherwise obtain the benefits of Relinquished Property Proceeds or the Qualified Earnings thereon held in the Accounts except for amounts withdrawn solely for one of the following occurrences (each a “Disbursement Occurrence”):  (a) if Exchangor has not identified, or has revoked an identification with respect to, any Replacement Property on or before the end of the Identification Period, (b) after identification and after the Identification Period has expired, Exchangor has received all of the identified Replacement Property to which Exchangor is entitled, (c) after the end of the Exchange Period for any Relinquished Property or (d) HGI, HVF or Hertz receiving written notification from one or more Manufacturers of Identified Replacement Vehicles with respect to Relinquished Property, stating that Manufacturers of Identified Replacement Vehicles will not be delivering, before the end of the applicable Exchange Period or otherwise, Identified Replacement Vehicles with an aggregate purchase price of at least 80% of the aggregate proceeds of the sale of such Relinquished Property.  All funds held in the Joint Collection Accounts, Exchange Accounts and Joint Disbursement

Accounts shall be subject to such restrictions as are necessary for such accounts to satisfy the requirements of Sections 5.02 and 5.03 of Rev. Proc. 2003-39.

ARTICLE V

Indemnity By Each Legal Entity

SECTION 5.01.  No Personal Liability.  The parties hereto agree that no director, officer, employee, member, shareholder or agent of any party to this Agreement shall have any personal liability under or in connection with this Agreement.

SECTION 5.02.  Indemnity.  (a)  Hertz agrees to indemnify, hold harmless, and defend the QI, its respective agents, officers, directors, employees, members and affiliates (each a “QI Indemnitee”) from and against any and all losses, liabilities, costs and expenses suffered in connection with any claims or actions to the extent directly related to the QI’s involvement under this Agreement as a “Qualified Intermediary”, pursuant to Treasury Regulation Section 1.1031(k)-1(g)(4)(iii), unless such losses, liabilities, costs or expenses resulted from the gross negligence or willful misconduct of a QI Indemnitee.  This indemnity shall include losses, liabilities and claims resulting from payments, withdrawals or orders made or purported to be made in accordance with, or from actions taken in good faith and in reliance upon the provisions of this Agreement.  This indemnity shall include any and all claims arising from or in connection with the presence, release, threat of release, generation, analysis, storage, transportation, discharge or disposal of hazardous substances or hazardous materials (as such terms or similar terms may be defined in the provisions of applicable federal, state or local laws, irrespective of whether such laws, regulations, directives or ordinances are in existence at the date of this Agreement) to, in, under, about, adjacent, or from any Relinquished Property or Replacement Property, and all costs of investigation, soil and water sampling, drilling, testing, reporting, repair, removal, remediation, clean-up, closure, decontamination and detoxification of any property, including the rental and use of any equipment used in connection therewith; and including the cost of any professionals and persons performing any services in connection with any environmental clean-up, in each case, to the extent related to the QI’s involvement under this Agreement.

(b)  If the QI Indemnitee seeks indemnification for any loss, liability, cost, expense, claim or action described in Section 5.02(a) above, Hertz shall defend the claim at its expense and shall pay any settlements approved by the QI Indemnitee and any judgments which may be finally awarded, provided that Hertz shall have the right to control the defense of such third party claims or actions. The QI Indemnitee agrees to consult and cooperate to the extent reasonably deemed necessary by Hertz in such defense.

SECTION 5.03.  Survival.  The indemnities in this Article V shall survive the expiration or sooner termination of this Agreement and shall not merge into any document executed in conjunction herewith.  It is intended that the provisions of this Article V take precedence over the provisions of any other agreements between the parties entered into pursuant to this Agreement, and the parties agree that the provisions of this Article V may not be amended or modified except by a written agreement between the parties making express reference to this Article V.

ARTICLE VI

Representations, Warranties And Covenants

SECTION 6.01.  Representations and Warranties of the QI.  The QI hereby represents and warrants to each Legal Entity as of the date hereof and throughout the term of this Agreement and covenants, where applicable, with each Legal Entity as follows:

(a)  Organization, Power, Standing, and Qualification.  The QI has been duly organized and is in good standing and validly existing under the laws of the state of Delaware.  Except as otherwise required by applicable law, the QI will only qualify to do business or register as a sales and use tax vendor in those states requested in writing by a Legal Entity, and all costs and expenses of same shall be paid solely by such Legal Entity.  The QI shall at all times operate in a manner consistent with its certificate of incorporation and its bylaws.

(b)  Corporate Power and Authority.  The QI has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The QI has duly authorized, executed and delivered this Agreement.  This Agreement is a valid and binding obligation of the QI, enforceable in accordance with its terms.

(c)  Validity of Contemplated Transactions.  The execution and delivery of this Agreement by the QI and the performance of the QI’s obligations hereunder (i) will not violate the certificate of incorporation or bylaws of the QI, (ii) will not conflict with, violate, result in a breach of or constitute a default under any provision of applicable law, (iii) will not violate any order known to be issued by any court or government agency having jurisdiction over the QI and (iv) will not conflict with, violate, result in a breach of or constitute a default under or result in the imposition of any lien upon any of the properties or assets of the QI under the terms of, any agreement to which the QI is a party, which in the case of clauses (ii), (iii) and (iv) above, would, in the aggregate, reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement or the QI’s ability to perform its obligations hereunder.

(d)  Indebtedness and Liens.  Except as expressly provided in this Agreement and the Escrow Agreement, neither the QI, nor any Person acting on behalf of or as an agent for the QI, has incurred or will incur any indebtedness for borrowed money, or guarantee any obligations of any other Person, or pledge, assign, transfer, or otherwise encumber (or permit or suffer to exist any Lien or any other of the foregoing encumbrances with respect to) its assets or any aspect of this Agreement whatsoever, including the Rights assigned herein to the QI by each Legal Entity.

(e)  Litigation and Compliance.  There is no action, suit, investigation or proceeding against the QI pending or threatened before any court, governmental agency or arbitrator that challenges, or would reasonably be expected to have a material adverse effect on, the legality, validity or enforceability of this Agreement.

(f)  Tax Advice.  The QI represents that, except as expressly stated in this Agreement, at no time has it or its officers, directors, employees, agents or affiliates made any representation or rendered any advice with respect to the legal or tax aspects of the Exchanges contemplated herein.

(g)  No Consent.  No consent of, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required for the valid execution and delivery of this Agreement by the QI or for the performance of any of the QI’s obligations hereunder.

(h)  Solvency.  Before and after giving effect to the transactions contemplated by this Agreement, the QI is solvent within the meaning of the Bankruptcy Code and the QI is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debt under any bankruptcy or insolvency law and no Event of Bankruptcy has occurred with respect to the QI.

(i)  Ownership.  All of the issued and outstanding shares of the QI are owned by Owner, and have been validly issued, are fully paid and non-assessable.  The QI has no subsidiaries and owns no capital stock or any interest in any other Person.

(j)  No Other Agreements.  Other than as contemplated by this Agreement and the Escrow Agreement, (i) the QI is not a party to any contract or any agreement of any kind or nature and (ii) the QI is not subject to any obligations or liabilities of any kind or nature in favor of any third party.

(k)  Not a Disqualified Person.  Prior to, as of and after the date hereof and all of the time that this Agreement is in force and effect, the QI is not a disqualified person within the meaning of such term as set forth in Section 1.1031(k)-1(k) of the Treasury Regulations (a “Disqualified Person”), taking into account all exceptions and exclusions therefrom.  The QI shall not become a Disqualified Person during the period commencing on the execution date hereof through the Termination Date and, if any Exchange is pending after the Termination Date, including the Exchange Period relating to the same.

SECTION 6.02.  Representations and Warranties of Owner.  Owner hereby represents and warrants to each Legal Entity as of the date hereof and throughout the term of this Agreement and covenants, where applicable, with each Legal Entity as follows:

(a)  Organization, Power, Standing, and Qualification.  Owner has been duly organized and is in good standing and validly existing under the laws of the state of its organization.

(b)  Corporate Power and Authority.  Owner has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  Owner has duly authorized, executed and delivered this Agreement.  This Agreement is a valid and binding obligation of Owner, enforceable in accordance with its terms.

(c)  Validity of Contemplated Transactions.  The execution and delivery of this Agreement by Owner and the performance of Owner’s obligations hereunder (i) will not violate the organizational documents of Owner, (ii) will not conflict with, violate, result in a breach of or constitute a default under any provision of applicable law, (iii) will not violate any order known to be issued by any court or government agency having jurisdiction over Owner and (iv) will not conflict with, violate, result in a breach of or constitute a default under or result in the imposition of any lien upon any of the properties or assets of Owner under the terms of, any material indenture other material agreement to which Owner is a party, which in the case of clauses (ii), (iii) and (iv) above, either would, in the aggregate, reasonably be expected to have a Material Adverse Effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement or Owner’s ability to perform its obligations hereunder.

(d)  Litigation and Compliance.  There is no action, suit, investigation, litigation or proceeding against Owner pending or threatened before any court, governmental agency or arbitrator that challenges, or would reasonably be expected to have a material adverse effect on, the legality, validity or enforceability of this Agreement.

(e)  Not a Disqualified Person.  Owner shall not cause the QI to become a Disqualified Person during the period commencing on the execution date hereof through and including the date of transfer of any Replacement Property to such Legal Entity as part of the LKE Program.

(f)  No Consents.  No consent of, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required for the valid execution and delivery of this Agreement by Owner or for the performance of Owner’s obligations hereunder, other than such consents, approvals, authorizations, registrations, declarations or filings as shall have been previously obtained by such Owner.

(g)  Ownership of QI.  The QI is wholly owned by Owner.

SECTION 6.03.  Representations and Warranties of Each Legal Entity.  Each Legal Entity, separately and not jointly, hereby represents and warrants to the QI as of the date hereof and on the date of each of the transactions described in Article II, Article III and Article IV hereof and covenants, where applicable, with the QI as follows:

(a)  Organization, Power, Standing, and Qualification.  Such Legal Entity has been duly organized and is in good standing and validly existing under the laws of the state of Delaware.

(b)  Corporate Power and Authority.  Such Legal Entity has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  Such Legal Entity has duly authorized, executed and delivered this Agreement.  This Agreement is a valid and binding obligation of such Legal Entity, enforceable in accordance with its terms.

(c)  Validity of Contemplated Transactions.  The execution and delivery of this Agreement by such Legal Entity and the performance of such Legal Entity’s obligations hereunder (i) will not violate the certificate of incorporation or bylaws or limited liability company agreement, as applicable, of such Legal Entity, (ii) will not conflict with, violate, result in a breach of or constitute a default under any provision of applicable law, (iii) will not violate any order known to be issued by any court or government agency having jurisdiction over such Legal Entity and (iv) will not conflict with, violate, result in a breach of or constitute a default under or result in the imposition of any lien upon any of the properties or assets of such Legal Entity under the terms of, any material indenture other material agreement to which such Legal Entity is a party, which in the case of clauses (ii), (iii) and (iv) above, either would, in the aggregate, reasonably be expected to have a Material Adverse Effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement or such Legal Entity’s ability to perform its obligations hereunder.

(d)  Litigation and Compliance.  There is no action, suit, investigation, litigation or proceeding against such Legal Entity pending or threatened before any court, governmental agency or arbitrator that challenges, or would reasonably be expected to have a material adverse effect on, the legality, validity or enforceability of this Agreement.

(e)  Legal or Tax Advice.  Such Legal Entity acknowledges that neither the QI nor any officer, director, employee, agent or affiliate of the QI has made representation or rendered any advice with respect to the legal or tax aspects of the Exchanges contemplated hereby.  Such Legal Entity further acknowledges that it has been advised to seek independent legal and tax advice regarding the LKE Program, regarding whether any Relinquished Property and Replacement Property are like-kind under Sections 1.1031(a)-2 and 1.1031(k)-1 of the Treasury Regulations and to have this Agreement reviewed and approved by independent counsel.

(f)  Not a Disqualified Person.  Such Legal Entity hereby represents and warrants to the QI that, to the best of such Legal Entity’s knowledge, as of the date hereof, the QI is not a Disqualified Person.  Such Legal Entity shall not cause the QI to become a Disqualified Person during the period commencing on the execution date hereof through and including the date of transfer of any Replacement Property to such Legal Entity as part of the LKE Program.

(g)  No Consents.  No consent of, action by or in respect of, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required for the valid execution and delivery of this Agreement by such Legal Entity or for the performance of any of such Legal Entity’s obligations hereunder, other than such consents, approvals, authorizations, registrations, declarations or filings as shall have been previously obtained by such Legal Entity.

SECTION 6.04.  Survival of Representations and Warranties.  All representations and warranties made herein by the parties shall survive the execution, delivery, performance and termination of this Agreement.

SECTION 6.05.  Maintenance of Separate Existence.  The QI covenants and agrees that it shall do all things necessary to continue to be readily distinguishable from Owner and its affiliates and maintain its corporate existence separate and apart from that of Owner and its affiliates including, without limitation, (i) practicing and adhering to organizational formalities, such as maintaining appropriate books and records; (ii) observing all organizational formalities in connection with all dealings between itself and Owner, and the affiliates or any unaffiliated entity with respect to Owner; (iii) observing all procedures required by its certificate of incorporation, its by-laws and the laws of the state of its incorporation; (iv) acting solely in its name and through its duly authorized officers or agents in the conduct of its businesses; (v) managing its business and affairs by or under the direction of its board of directors; (vi) ensuring that its board of directors duly authorizes all of its actions; (vii) maintaining at least one director who is an Independent Director and maintaining the requirement in its organic documents that no Material Action may be taken without the affirmative vote of its Independent Director; (viii) owning or leasing (including through shared arrangements with affiliates) all office furniture and equipment necessary to operate its business; (ix) not (A) having or incurring any indebtedness to Owner or its affiliates or any other Person; (B) guaranteeing or otherwise becoming liable for any obligations of Owner or its affiliates or any other Person; (C) having obligations guaranteed by Owner or its affiliates or any other Person; (D) holding itself out as responsible for debts of Owner or its affiliates or any other Person or for decisions or actions with respect to the affairs of Owner or its affiliates or any other Person; (E) operating or purporting to operate as an integrated, single economic unit with respect to Owner, its affiliates or any other Person; (F) seeking to obtain credit or incur any obligation to any third party based upon the assets of Owner, its affiliates or any other Person; (G) inducing any such third party to reasonably rely on the creditworthiness of Owner, its affiliates or any other Person; and (H) being directly or indirectly named as a direct or contingent beneficiary or loss payee on any insurance policy of Owner, its affiliates or any other Person; (x) maintaining its deposit and other bank accounts and all of its assets separate from those of any other Person; (xi) maintaining its financial records separate and apart from those of any other Person; (xii) not suggesting in any way, within its financial statements, that its assets are available to pay the claims of creditors of Owner, its affiliates or any other Person; (xiii) compensating all its employees, officers, consultants and agents for services provided to it by such Persons out of its own funds; (xiv) maintaining office space separate and apart from that of Owner, its affiliates and any other Person and a telephone number separate and apart from that of Owner, its affiliates and any other Person; (xv) conducting all oral and written communications, including, without limitation, letters, invoices, purchase orders, contracts, statements, and applications solely in its own name; (xvi) having separate stationery from Owner, its affiliates or any other Person; (xvii) accounting for and managing all of its liabilities separately from those of Owner, its affiliates and any other Person; (xviii) allocating, on an arm’s-length basis, all shared corporate operating services, leases and expenses, including those associated with the services of shared consultants and agents and shared computer and other office equipment and software; and otherwise maintaining an arm’s-length relationship with each of Owner, its affiliates and any other Person; (xix) refraining from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving Owner to substantively consolidate Owner with an affiliate or any other Person; (xx) remaining solvent and assuring adequate capitalization for the business in which it is engaged; (xxi) conducting all of its business (whether written or oral) solely in its own name so as not to mislead others as to the identity of Owner or its affiliates; and (xxii) not taking any Material Action without the affirmative vote of its Independent Director.

SECTION 6.06.  Ownership by Owner; Mergers.  Other than pursuant to Section 6.10 hereof, Owner will not sell, assign, pledge or otherwise transfer any of its interest in the QI.  The QI will not merge or consolidate with or into any other Person unless the QI complies with Section 8.04.

SECTION 6.07.  Organizational Documents.  The QI will not amend any of its organizational documents, including its certificate of incorporation and by-laws, unless (i) such amendment is approved by all of its directors, including its Independent Director, (ii) prior to such amendment, the Rating Agency Condition with respect to each Series of Notes Outstanding will be met and (iii) in the case of its certificate of incorporation, the amended certificate of incorporation provides that the QI will not take any Material Action without the affirmative vote of its Independent Director.

SECTION 6.08.  No Other Agreements.  The QI will not enter into or be a party to any agreement or instrument other than this Agreement, the Escrow Agreement and any documents and agreements incidental thereto or entered into as contemplated herein.

SECTION 6.09.  Other Business.  The QI will not engage in any business or enterprise or enter into any transaction other than the making of Exchanges pursuant to this Agreement, the related exercise of its rights as Qualified Intermediary hereunder, the incurrence and payment of ordinary course operating expenses and other activities related to or incidental to either of the foregoing.

SECTION 6.10.  QI Parent Downgrade Event Sale.

(a)  If a QI Parent Downgrade Event occurs, Hertz may deliver a written notice (a “Sale Notice”) to Owner at any time after the occurrence of such QI Parent Downgrade Event. If Hertz delivers a Sale Notice and does not deliver another written notice to the Owner withdrawing such sale Notice before the Downgrade Sale is consummated, then the Owner shall transfer all of the capital stock of the QI to such purchaser as may be designated by Hertz in such Sale Notice (the “Downgrade Sale”) on the date specified for such transfer in the Sale Notice, which date shall not be less than five days (or such shorter period as may be agreed upon by Hertz and Owner) after the delivery of such Sale Notice.  Any such purchaser shall not be Hertz or a Disqualified Person.

(b)  In the event of a Downgrade Sale, Owner shall:

(i) transfer all of the capital stock of the QI to the purchaser designated in the related Sale Notice for such consideration (which may be nominal) as may be designated by Hertz in such Sale Notice;

(ii) execute and deliver all documents, instruments and consents as may be specified by Hertz as reasonably necessary or desirable to effectuate the Downgrade Sale;

(iii) make representations and warranties as to its title to the capital stock of the QI being sold, the absence of any liens thereon and its power, authority and right to consummate the Downgrade Sale without contravention of law or contract;

(iv) make such further representations and warranties that are reasonable, customary and appropriate and that the purchaser of the capital stock of the QI reasonably requests; and

(v) be liable for any breach of the representations and warranties made by it in connection with such Downgrade Sale.

(c)  All expenses incurred by Owner in connection with any Downgrade Sale shall be borne by the Owner.

(d)  Upon the consummation of a Downgrade Sale, (i) the rights, duties and obligations of the transferring Owner shall be assigned and delegated to the new Owner and the transferring Owner shall be released from its obligations under this Agreement, except to the extent such obligations relate to periods prior to the Downgrade Sale, and (ii) the new Owner shall become a party to this Agreement pursuant to an agreement in substantially the form of Exhibit A hereto (an “Accession Agreement”).

SECTION 6.11.  Trademark License.  (a)  Subject to the terms of this Section 6.11, Hertz grants the QI a non-exclusive, royalty-free license to use the service mark “Hertz”, as evidenced by Certificate of Registration No. 0614123 (the “Licensed Trademark”) with respect only to the QI’s service as Qualified Intermediary pursuant to this Agreement (the “Licensed Services”), and in connection therewith, in the QI’s trade name and company name.

(b)  The QI agrees to provide, at Hertz’s request, specimens showing use of the Licensed Trademark with respect to the Licensed Services for Hertz’s inspection and approval and as needed by Hertz to file in the United States Patent and Trademark office evidencing use of the Licensed Trademark in commerce by the QI.

(c)  The QI acknowledges that Hertz owns the Licensed Trademark, and that it has no rights with respect thereto other than the licenses set forth in this Section 6.11.  Any rights in the Licensed Trademark arising from the use of the Licensed Trademark by the QI shall inure and accrue exclusively to Hertz.

(d)  The QI shall only use the Licensed Trademark in a manner previously approved by Hertz.

(e)  The QI agrees to provide the Licensed Services in accordance with standards of quality approved by Hertz.  Hertz’s designee shall have the right, at all reasonable times, during normal business hours, to enter the QI’s premises to inspect any documents or records relating to the Licensed Services, for the purpose of enabling Hertz to assess whether the Licensed Services comply with the standards of quality submitted or approved by Hertz.  If the Licensed Services supplied by the QI do not conform with the standards of quality approved by Hertz in any respect, Hertz shall so inform the QI in writing of such failure to conform, and the QI shall immediately cease use of the Licensed Trademark.

(f)  The QI agrees to inform Hertz of the use of any marks similar to the Licensed Trademark and any potential infringements of the Licensed Trademark which come to its attention.

(g)  In the event the QI is named as defendant in any action based on its use of the Licensed Trademark, the QI agrees to immediately notify Hertz, and Hertz shall have the right to intervene in any such action and to control and direct the defense thereof, including the right to select defense counsel, provided that in the event Hertz chooses to exercise control Hertz agrees to reimburse the QI for the cost of the QI’s defense and to indemnify the QI against all damages arising therefrom, provided that the QI has complied with all its obligations under this Section 6.11 and has cooperated with Hertz in the defense of such action.

(h)  Upon termination of this Agreement, the QI agrees to discontinue all use of the Licensed Trademark in any manner whatsoever, including use and registration of the Licensed Trademark in the QI’s trade name and company name.  Upon termination of this Agreement, all rights granted to the QI under this Section 6.11 shall revert to Hertz.

SECTION 6.12.  Confidentiality.  (a)  The QI shall keep confidential, and cause its affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to each Legal Entity (the “Confidential Information”), except as required by law or administrative process or as provided for in this Agreement and except for information that is available to the public as of the date of this Agreement or thereafter becomes available to the public other than as a result of a breach of this Section 6.12.

(b)  Notwithstanding anything to the contrary set forth in Section 6.12(a), (i) the QI may disclose any of the Confidential Information provided by a Legal Entity to any bank or other governmental regulatory authority having jurisdiction over the QI upon the request of the regulatory authority without having to provide such Legal Entity with notice of any kind and (ii) in the event that the QI is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that the QI will, if reasonably practicable and to the extent permitted by law, provide Hertz with prompt notice of such request or requirement so that Hertz may seek an appropriate protective order or waive compliance by the QI with the provisions of this Agreement, and if, in the absence of such protective order or the receipt of such waiver hereunder, the QI is nonetheless, in the opinion of the QI’s counsel, legally required to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty, the QI may disclose such information without liability hereunder, provided, however, that the QI shall disclose only that portion of such Confidential Information which it is legally required to disclose.

ARTICLE VII

Term And Compensation; Escrow Agreement Termination

SECTION 7.01.  Term.  (a)  The term of this Agreement shall begin on December 21, 2005, and shall continue for thirty-six (36) months from December 21, 2005.  This Agreement shall be automatically renewed for successive thirty-six (36) month terms, unless the QI notifies each of the Legal Entities, the Trustee and each Enhancement Provider (or, if there is an agent for two or more Enhancement Providers, such agent) in writing at least one-hundred-twenty (120) days prior to the end of a term of its desire to terminate this Agreement.  In addition, (i) a Legal Entity may terminate this Agreement at any time with respect to such Legal Entity, by providing not less than sixty (60) days’ prior written notice to the QI, the Trustee and each Enhancement Provider (or, if there is an agent for two or more Enhancement Providers, such agent) and (ii) this Agreement shall automatically terminate with respect to HVF (x) at

11:59 p.m. on the 45th calendar day after the occurrence of a QI Parent Downgrade Event that continues unremedied at such time (y) on the date of the occurrence of an Amortization Event with respect to any Series of Notes or (z) the date of the occurrence of an Event of Termination under the Purchase Agreement.  The date which is (x) the end of a thirty-six (36) month term (as may be renewed), (y) sixty (60) days after a Legal Entity’s notice as provided herein, solely with respect to such Legal Entity, or (z) (i) the 45th calendar day following the occurrence of a QI Parent Downgrade Event that continues unremedied at such time, (ii) the date of the occurrence of an Amortization Event with respect to any Series of Notes or (iii) the date of the occurrence of an Event of Termination under the Purchase Agreement, solely with respect to HVF, shall be called the “Termination Date”.  Upon any such termination, (i) this Agreement shall remain in effect with respect to Relinquished Property Proceeds relating to a sale to a Buyer prior to the Termination Date and for which no Disbursement Occurrence has taken place, (ii) any indemnities and obligations owing to the QI under this Agreement as of the Termination Date shall survive until satisfied or otherwise terminated and (iii) no further Relinquished Property Proceeds, Qualified Earnings thereon or other amounts attributable to the transfer of an HVF Vehicle or other HVF Vehicle Collateral shall be transferred from an HVF Exchange Account to any Escrow Account, Joint Disbursement Account or any account other than the Collection Account.  Termination of this Agreement pursuant to this Section 7.01(a) shall not affect any rights or obligations of the parties hereto under an Exchange that has not yet been completed as of the Termination Date, and in the event that this Agreement terminates with respect to any party hereto pursuant to this Section 7.01(a), such party shall not take any action that causes a pending Exchange not to qualify under Section 1031 of the Code or in a manner that would violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39.  Subject to the restrictions above, upon the Termination Date, the QI shall, at such time, and in satisfaction of the QI’s remaining obligations under this Agreement, pay all funds in any Account to the applicable Legal Entity or such Legal Entity’s designee or, in the case of funds in an HVF Exchange Account or otherwise arising from or attributable to the disposition of Vehicles owned by HVF, to the Collection Account.  The Servicer will provide notice of the Termination Date to each Rating Agency.

(b)  Special Termination.  Notwithstanding the provisions of Section 7.01(a), this Agreement shall automatically terminate at 11:59 p.m. on the 90th calendar day after the occurrence of a QI Parent Downgrade Event that continues unremedied at such time.  The 90th calendar day following the occurrence of a QI Parent Downgrade Event that continues unremedied at such time shall be called the “Special Termination Date”.  Upon any such termination, (i) this Agreement shall remain in effect with respect to Relinquished Property Proceeds relating to a sale to a Buyer prior to the Special Termination Date and for which no Disbursement Occurrence has taken place, (ii) any indemnities and obligations owing to the QI under this Agreement as of the Termination Date shall survive until satisfied or otherwise terminated, (iii) no further Relinquished Property Proceeds, Qualified Earnings thereon or other amounts attributable to the transfer of an HVF Vehicle or other HVF Vehicle Collateral shall be transferred from an HVF Exchange Account to any Escrow Account, Joint Disbursement Account or any account other than the Collection Account and (iv) no further Relinquished Property Proceeds, Qualified Earnings thereon or other amounts attributable to the transfer of a GE Financed Vehicle or any related collateral shall be transferred from a Hertz GE Exchange Account to any Escrow Account, Joint Disbursement Account or any account other than the GE Collateral Account.  Termination of this Agreement pursuant to this Section 7.01(b) shall not affect any rights or obligations of the parties hereto under an Exchange that has not yet been completed as of the Special Termination Date, and in the event that this Agreement terminates pursuant to this Section 7.01(b), no party shall take any action that causes a pending Exchange not to qualify under Section 1031 of the Code or in a manner that would violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39.  Subject to the restrictions above, upon the Special Termination Date, the QI shall, at such time, and in satisfaction of the QI’s remaining obligations under this Agreement, pay all funds in any Account to the applicable Legal Entity or such Legal Entity’s designee or, in the case of funds in an HVF Exchange Account or otherwise arising from or attributable to the disposition of Vehicles owned by HVF, to the Collection Account or, in the case of funds in a Hertz GE Exchange Account or otherwise arising from or attributable to the disposition of GE Financed Vehicles, to the GE Collateral Account.  On the Special Termination Date, the name of the QI shall be removed from the Joint Collection Accounts.  The Servicer will provide notice of the Special Termination Date to each Rating Agency.

SECTION 7.02.  Compensation.  The Legal Entities agree to pay the QI in a timely manner after receipt of a quarterly invoice therefor and any reasonably required supporting documentation, the fees and other amounts as set forth in Exhibit A hereto.  If this Agreement is terminated for any reason, the QI will continue to be compensated with respect to all Exchanges being made by the QI until all such Exchanges are completed.

SECTION 7.03.  Escrow Agreement Termination.  If (i) the Legal Entities terminate the Escrow Agreement pursuant to Section 6.14 thereof or (ii) the Escrow Agent terminates the Escrow Agreement pursuant to Section 6.10 thereof, and a new escrow holder is not appointed prior to the termination of the Escrow Agreement, the QI shall, at such time, pay all funds in any Account to the applicable Legal Entity or such Legal Entity’s designee or, in the case of funds in an HVF Exchange Account or otherwise arising from or attributable to the disposition of Vehicles owned by HVF, to the Collection Account or, in the case of funds in a Hertz GE Exchange Account or otherwise arising from or attributable to the disposition of GE Financed Vehicles, to the GE Collateral Account.

ARTICLE VIII

Miscellaneous

SECTION 8.01.  Pending Litigation.  If any party hereto receives any written notice that there is, or may be, a pending or threatened litigation against such party in any manner relating to this Agreement, the LKE Program or such party’s ability to perform under this Agreement or that may adversely affect any other party hereto, then the party receiving said notice shall immediately notify the other parties hereto pursuant to Section 8.02 hereof and shall notify the Trustee at the address set forth in the Base Indenture; provided that HVF upon obtaining knowledge, or receipt of notice, of any such pending or threatened litigation shall also notify each Enhancement Provider.

SECTION 8.02.  Notices.  All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder will be in writing, will be deemed given when actually received and will be given by personal delivery, by facsimile transmission with receipt acknowledged, by means of electronic mail, by same day or overnight courier services or by registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the QI or the Owner:
J.P. Morgan Property Exchange Inc.
1001 Hingham Street, Suite 300
Rockland, MA 02370
Attention:   William P. Lopriore, Jr.
Fax:  (781) 982-9558

If to Hertz, HGI, or HVF:

c/o The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention:   Treasurer
Fax:  (201) 307-2476

with a copy to the Administrator at:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ 07656
Attention:   Treasurer
Fax:  (201) 307-2476

If to Trustee:

BNY Midwest Trust Company
2 North LaSalle
Chicago, IL 60602
Attn: Corporate Trust Administrator-Structured Finance
Phone: (312) 827-8569
Fax: (312) 827-8562

If to the GE Collateral Agent:

c/o GE Corporate Financial Services
201 Merritt 7
Norwalk, CT 06856-5201
Attention: Operations Site Leader-2nd Floor
Tel: 203-956-4146
Fax: 203-229-5788

Notice of any change in any such address, facsimile number or e-mail address will also be given in the manner set forth above.  Whenever the giving of notice is required, the party entitled to receive such notice may waive the giving of such notice.

SECTION 8.03.  Amendments.  This Agreement may be amended and supplemented only by a written instrument duly executed by all the parties hereto upon satisfaction of the Rating Agency Condition with respect to each Series of Notes Outstanding; provided that an Accession Agreement may be entered into pursuant to Section 6.10(d) subject only to the consent of Owner and each Legal Entity.

SECTION 8.04.  Successors and Assigns; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of each party and its successors in interest and permitted assigns.  Except as expressly otherwise allowed herein (including Section 6.01(d)), no party may assign or otherwise transfer any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of each other party, which consent shall not be unreasonably withheld; provided, however, that no assignment by the QI shall be effective without satisfaction of the Rating Agency Condition with respect to each Series of Notes Outstanding; provided further, however, that (1) each Legal Entity may pledge all of its right, title and interest in this Agreement to the extent not otherwise prohibited by the Related Documents and (2) any party hereto may assign (subject to the Rating Agency Condition with respect to each Series of Notes Outstanding in the case of the QI) this Agreement, without such written consent, to a successor or surviving entity resulting from a merger or acquisition involving substantially all of a party’s stock or assets; provided further that any assignment by the QI or any transfer of any interest in this Agreement by the QI, whether by merger or acquisition or otherwise, shall only be effective if (i) the successor or surviving entity (x) is a bankruptcy-remote, special purpose entity organized under the laws of any state of the United States, is not an affiliate of Hertz, HVF or HGI and has organic documents that provide that it will not take any Material Action without the affirmative vote of its Independent Director and (y) expressly agrees in writing to abide by the terms of this Agreement and the Escrow Agreement and (ii) HVF and Hertz consent to such assignment or transfer.  To secure the payment of the Note Obligations from time to time owing by HVF under the Indenture, HVF has pledged and assigned to the Collateral Agent for the benefit of the HVF Secured Parties a security interest in all of its right, title and interest in, to and under this Agreement, and the QI hereby consents to such assignment.  To secure HGI’s obligations under the HGI Credit Facility and all other liabilities of HGI from time to time owing by HGI to Hertz thereunder, HGI has pledged and assigned, to the Collateral Agent, for the benefit of the HGI Secured Parties, a security interest in all right, title and interest in, to and under this Agreement and the QI hereby consents to such assignment.  To secure Hertz’s obligations under the GE Credit Agreement, the GE Collateral Agreement and the other GE Loan Documents, Hertz has pledged and assigned to the GE Collateral Agent for the secured parties under the GE Collateral Agreement a security interest in all right, title and interest in, to and under this Agreement insofar as it relates to GE Financed Vehicles and the QI consents to such assignment.  Except as provided in this paragraph, nothing contained in this Agreement is intended, or will be construed, to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

SECTION 8.05.  Governing Law, Venue, Jury Trial Waiver, and Attorneys’ Fees.

(a)  GOVERNING LAW AND VENUE.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES

OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.  VENUE SHALL BE IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK.

(b)  JURY TRIAL WAIVER.  EACH LEGAL ENTITY AND THE QI HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM THERETO.

SECTION 8.06.  Indebtedness.  The QI shall not assume any secured loan or other obligation on any Replacement Property or execute any promissory note or other evidence of indebtedness in connection with the acquisition of any Replacement Property, including any of the foregoing that would impose any personal liability upon the QI for repayment of such obligation.  The QI shall not execute any agreement nor participate in any transaction which, in the reasonable opinion of the QI or its counsel, would require the QI to engage in any unlawful or fraudulent action.

SECTION 8.07.  Strict Performance.  The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder, provided that any provision may be waived by the party intended to benefit therefrom by a written instrument signed by such party.

SECTION 8.08.  Severability; Interpretation.  If any provision of this Agreement is held illegal, invalid or unenforceable in a jurisdiction, this Agreement will, in such circumstances, be deemed modified in such jurisdiction to the extent necessary to render enforceable the provisions hereof, and such illegality, invalidity or unenforceability will not affect any other provision of this Agreement in any other jurisdiction.  It is the intent of the parties hereto that this Agreement comply with the requirements for like-kind exchanges pursuant to Section 1031 of the Code and the regulations thereunder and for a like-kind exchange program pursuant to Revenue Procedure 2003-39.  To the greatest extent possible, the provisions of this Agreement shall be interpreted in a manner consistent with such intent.

SECTION 8.09.  Dates, Descriptions, Values, and Matching.  Each Legal Entity shall be ultimately and solely responsible for the accuracy of any transfer dates, the Relinquished Property and the Replacement Property descriptions, the Relinquished Property and the Replacement Property values and the Relinquished Property and the Replacement Property matching with respect to each Exchange performed pursuant to its LKE Program.

SECTION 8.10.  Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts when taken together will constitute but one and the same instrument.  The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed and delivered by each other party hereto.  It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any other counterparts.

SECTION 8.11.  Entire Agreement.  This Agreement, as supplemented by the Escrow Agreement, constitutes the entire understanding and agreement among the parties with respect to the subject matter contained herein and supersedes and merges any prior understandings and agreements (whether written or oral) respecting such subject matter.

SECTION 8.12.  Electronic Signature.  In the satisfaction of their respective obligations and the exercise of their respective rights under this Agreement and any related documents and/or agreements, to include bills of sale, each party hereto is, and hereby agrees to be, bound (as though duly authorized, notarized, and sealed original signatures were affixed to a document) by any evidence of consent, approval, authorization and/or agreement such party transmits or causes to be transmitted by electronic means, including but not limited to: downloading and/or transmitting of information via e-mail; facsimile; and the internet or similar electronic transmission.

SECTION 8.13.  Acknowledgment of Independent Relationship.  Each Legal Entity and the QI mutually acknowledge and agree that, pursuant to this Agreement, the QI will solely acquire Rights in contracts to both the Relinquished Property and the Replacement Property in accordance with the provisions of Section 1031 of the Code and the Treasury Regulations thereunder and that legal title to the Relinquished Property will be transferred to one or more Buyers and legal title to the Replacement Property will be transferred to the applicable Legal Entity.  The QI and each Legal Entity desire to maintain an independent relationship, therefore, the QI and each Legal Entity hereby acknowledge that in engaging in the activities contemplated by this Agreement, the QI is acting as a Qualified Intermediary.  In no event shall the QI or any of the QI’s directors, officers, employees, agents or shareholders be deemed to be acting as an agent of any Legal Entity (except as expressly provided in this Agreement and the Treasury Regulations), nor shall the QI have any fiduciary relationship to any Legal Entity.

SECTION 8.14.  Headings.  The headings in this Agreement are for convenience of reference only and do not affect its interpretation.

SECTION 8.15.  Force Majeure.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement if such inability to perform is caused by, circumstances reasonably beyond a party’s control, such as natural disasters, fire, floods, third party strikes, failure of public utilities or telecommunications infrastructure or any other causes reasonably beyond its control.

SECTION 8.16.  Consequential Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall the QI or any director, officer, employee, member, shareholder or agent of the QI be liable for, and each Legal Entity releases the QI and each director, officer, employee, member, shareholder or agent of the QI from, any and all liability for special, indirect, incidental or consequential damages of any kind whatsoever (including lost profits) even if the QI or any director, officer, employee, member, shareholder or agent of the QI is advised of such loss or damage and regardless of the form of action.  The aforesaid is not intended to and shall in no way diminish or bar Hertz’s obligation to indemnify the QI Indemnitees for third party claims for such damages.

SECTION 8.17.  Investment Losses.  In no event shall the QI be liable for, and each Legal Entity hereby releases the QI from, any and all liability from any damages resulting from, any loss of principal, interest or other earnings which may be incurred as a result of the investment of any funds or in redeeming any investment held by the QI in any Account pursuant to the terms of this Agreement or the Escrow Agreement.

SECTION 8.18.  Treasury Regulations Disclosure Requirements.  Each Legal Entity represents that it does not intend to treat any transaction contemplated by this Agreement as a reportable transaction within the meaning of Section 1.6011-4 of the Treasury Regulations, and without limiting the foregoing, will fully comply with the filing and reporting requirements applicable to like-kind exchanges, including any requirement in any applicable regulations or forms.  In the event that any Legal Entity determines to take any action inconsistent with such intention, such Legal Entity will promptly notify the QI, and each Legal Entity acknowledges that in this event any other party to this Agreement may treat the transaction as subject to Section 301.6112-1 of the Treasury Regulations, and maintain the investor list and other records required by such Treasury Regulation.

SECTION 8.19.  No Petitions.  (a)  Each Legal Entity hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes and all obligations of Hertz under the GE Credit Agreement, the GE Collateral Agreement and the other GE Loan Documents, it will not institute against, or join any other Person in instituting against, the QI, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  In the event that any Legal Entity takes action in violation of this Section 8.19(a), the QI agrees, for the benefit of the HVF Secured Parties and the secured parties under the GE Collateral Agreement, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any Legal Entity against the QI or the commencement of such action and raise the defense that such Legal Entity has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(b)  The QI hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes, it will not institute against, or join any other Person in instituting against, HVF, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  In the event that the QI takes action in violation of this Section 8.19(b), HVF agrees, for the benefit of the HVF Secured Parties, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the QI against HVF or the commencement of such action and raise the defense that the QI has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(c)  The provisions of this Section 8.19 shall survive the termination of this Agreement.

SECTION 8.20.  Servicer.  The parties to this Agreement acknowledge and agree that Hertz acts as Servicer of HVF and HGI pursuant to this Agreement, and, in such capacity, as the agent of HVF and HGI, for purposes of performing certain duties of HVF and HGI under this Agreement.  The parties to this Agreement acknowledge and agree that Hertz, as Servicer, may take any action to be taken by HVF or HGI under this Agreement, subject to the assignment of HVF’s or HGI’s interest hereunder to the Collateral Agent.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HERTZ CORPORATION,

by
/s/ Elyse Douglas
Name: Elyse Douglas
Title: Treasurer

HERTZ VEHICLE FINANCING LLC,

by
/s/ Elyse Douglas
Name: Elyse Douglas
Title: Vice President & Treasurer

HERTZ GENERAL INTEREST LLC,

by
/s/ Elyse Douglas
Name: Elyse Douglas
Title: Vice President & Treasurer

HERTZ CAR EXCHANGE INC.,

by
/s/ William P. Lopriore, Jr.
Name: William P. Lopriore, Jr.
Title: Senior Vice President

J.P. MORGAN PROPERTY HOLDINGS LLC,

by
/s/ William P. Lopriore, Jr.
Name: William P. Lopriore, Jr.
Title: Senior Vice President